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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 18, 2001




                         AMERICAN GREETINGS CORPORATION
             (Exact name of registrant as specified in its charter)



           OHIO                       1-13859                34-0065325
(State or other jurisdiction of     (Commission    (IRS employer identification
incorporation or organization)      file number)               number)


         ONE AMERICAN ROAD, CLEVELAND, OHIO                    44144
          (Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including area code : 216.252.7300








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ITEM 5.

On December 18, 2001, American Greetings Corporation issued a press release announcing financial results for the fiscal quarter ended November 30, 2001. The company reported lower third-quarter earnings because of special charges in the quarter compared to the third quarter of the prior year. The lower earnings were principally related to scan-based trading and business reorganization initiatives. However, earnings did meet projections.

Net income in the quarter fell 79%, to $6.6 million, or 10 cents a share, from $32 million, or 50 cents a share. The after-tax special charges in the quarter totaled $34.3 million, or 54 cents a share.

For the quarter, sales declined nearly 8%, to $705.4 million from $766.1 million. Net sales were down due in part to unfavorable exchange rates and reduced shipments from the Company's Plus Mark subsidiary as well as continued implementation impacts of the scan-based trading and brand elimination initiatives. On the other hand, cost reductions related to the integration of the Gibson Greetings and CPS Corp. acquisitions, along with continued process improvements, were beginning to have a positive impact on net earnings.

On December 18, 2001, the Company also announced suspension of its dividend, after paying quarterly dividends for 50 consecutive years. The Company suspended the dividend, even though the Company is in compliance with its debt covenants, because generating cash and reducing debt are primary objectives at the present time. The Company previously paid a dividend of 10 cents a share.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)  Exhibits

               (99) Press Release dated December 18, 2001, announcing financial results for the fiscal quarter ended November 30, 2001






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                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   American Greetings Corporation

                                   By:  /s/ Joseph B. Cipollone
                                        ----------------------------------------
                                        Joseph B. Cipollone
                                        Vice President, Corporate Controller and
                                        Chief Accounting Officer



Dated: December 18, 2001











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                         AMERICAN GREETINGS CORPORATION

                             FORM 8-K CURRENT REPORT


                                INDEX OF EXHIBITS



99 Press Release dated December 18, 2001, announcing financial results for the fiscal quarter ended November 30, 2001